Exhibit 21

LOUISIANA-PACIFIC CORPORATION
AND SUBSIDIARIES

Domicile
Louisiana-Pacific Corporation	Delaware

Domestic Subsidiaries
GreenStone Industries, Inc.	Delaware
Ketchikan Pulp Company	Washington
Louisiana-Pacific International, Inc.	Oregon
L-PSPV, Inc	Delaware
LP Receivables Corporation	Delaware
LP Pinewood SPV, LLC	Oregon
LPS Corporation	Oregon
L-P SPV2, LLC	Delaware
New Waverly Transportation, Inc.	Texas

Foreign Subsidiaries
Louisiana-Pacific Canada Pulp Co.	Nova Scotia, Canada
3047525 Nova Scotia Company	Nova Scotia, Canada
3047526 Nova Scotia Company	Nova Scotia, Canada
Louisiana-Pacific Limited Partnership	New Brunswick, Canada
Louisiana-Pacific Canada Ltd.	British Columbia, Canada
Louisiana Pacific de Mexico, S.A. de C.V.	Mexico
Louisiana-Pacific South America S.A.	Chile
Louisiana-Pacific Chile S.A.	Chile

Less Than 51% Owned
Abitibi—LP Engineered Wood, Inc.
Abitibi - LP Engineered Wood II Inc.
Slocan-LP OSB Corp.
Canfor - LP OSB (G.P.) Corp.
Canfor - LP OSB Limited Partnership
US GreenFiber, LLC